Exhibit 34.1

Report of Independent Registered Public Accounting Firm (Ernst & Young LLP)

Report of Independent Registered Public Accounting Firm

Board of Directors and Member

Nissan Motor Acceptance Company LLC

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria, that Nissan Motor Acceptance Company LLC, successor by conversion to Nissan Motor Acceptance Corporation (the “Company”) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for registered asset-backed securities sponsored by the Company involving securitization of motor vehicle retail installment sale contracts and lease contracts serviced by the Company (the “Platform”), as of and for the year ended March 31, 2023, and except for Items 1122 (d)(1)(iii), 1122 (d)(1)(iv), 1122 (d)(2)(ii)(solely with respect to the disbursement of funds on behalf of an obligor), 1122 (d)(2)(iv), 1122 (d)(2)(vi), 1122 (d)(3)(iv), 1122 (d)(4)(ix), 1122 (d)(4)(x), 1122 (d)(4)(xi), 1122 (d)(4)(xii), 1122 (d)(4)(xiii), 1122 (d)(4)(xv) and the following servicing criteria as they pertain to the actual disbursement or remittance of funds to investors: 1122 (d)(2)(ii), 1122 (d)(3)(ii) and 1122 (d)(3)(iii), which the Company has determined are not applicable to the activities performed by it with respect to the Platform covered by this report. See Appendix A for the asset backed transactions covered by this Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” (C&DI 200.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

We are required to be independent of Nissan Motor Acceptance Company LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our examination engagement.

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Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in management’s assertion, for servicing criteria 1122 (d)(2)(i), 1122 (d)(4)(i), 1122 (d)(4)(ii), 1122 (d)(4)(vii) and 1122 (d)(4)(xiv), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by C&DI 200.06. As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

The information in the Report on Assessment of Compliance with Applicable Servicing Criteria in Appendix A is presented by the Company for information purposes. Such information has not been subjected to the procedures applied in our examination of management’s assertion as described above and accordingly, we express no opinion on it.

In our opinion, management’s assertion that the Company complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB, including servicing criteria 1122 (d)(2)(i), 1122 (d)(4)(i), 1122 (d)(4)(ii), 1122 (d)(4)(vii) and 1122 (d)(4)(xiv) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended March 31, 2023 for the Platform, is fairly stated, in all material respects.

/s/ Ernst & Young LLP

Nashville, TN

June 29, 2023

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APPENDIX A

Nissan Auto Receivables Owner Trust (NAROT)

Nissan Auto Receivables 2018-A (NAROT 18-A)
Nissan Auto Receivables 2018-B (NAROT 18-B)
Nissan Auto Receivables 2018-C (NAROT 18-C)
Nissan Auto Receivables 2019-A (NAROT 19-A)
Nissan Auto Receivables 2019-B (NAROT 19-B)
Nissan Auto Receivables 2019-C (NAROT 19-C)
Nissan Auto Receivables 2020-A (NAROT 20-A)
Nissan Auto Receivables 2020-B (NAROT 20-B)
Nissan Auto Receivables 2021-A (NAROT 21-A)
Nissan Auto Receivables 2022-A (NAROT 22-A)
Nissan Auto Receivables 2022-B (NAROT 22-B)

Nissan Auto Lease Trust (NALT)
Nissan Auto Lease Trust 2020-A (NALT 20-A)
Nissan Auto Lease Trust 2020-B (NALT 20-B)
Nissan Auto Lease Trust 2021-A (NALT 21-A)
Nissan Auto Lease Trust 2022-A (NALT 22-A)
Nissan Auto Lease Trust 2023-A (NALT 23-A)

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